Exhibit 5(a)
William E. Johnson
Senior Counsel

American Electric Power
1 Riverside Plaza
Columbus, Ohio 43215

614-716-1624
wejohnson@aep.com

The Bank of New York Mellon Trust Company, N.A.
311 South Wacker Drive
Suite 6200B, Floor 62, Mailbox 44
Chicago, Illinois 60606

May 22, 2024

Ladies and Gentlemen:

The undersigned, William E. Johnson, an employee of American Electric Power Service Corporation (“AEP Service Corp.”), an affiliate of AEP Texas Inc. (the “Company”) and counsel to the Company, delivers this opinion in accordance with Section 2.04 of the Indenture, dated as of September 1, 2017, as supplemented (the “Indenture”), from the Company to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 5.45% Senior Notes, Series N, due 2029 (the “Series N Notes”) and of $350,000,000 aggregate principal amount of its 5.70% Senior Notes, Series O, due 2034 (the “Series O Notes”, collectively the “Notes”) under the Indenture and pursuant to the Company Order and Officers’ Certificate, of even date herewith (the “Company Order”) pursuant to Sections 2.01 and 2.04 of the Indenture and the Board Resolutions referred to in such Company Order. Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture.

I hereby advise you that in my opinion:

    (a)    the form of the Notes has been duly authorized by the Company and has been established in conformity with the provisions of the Indenture;

    (b)    the terms of the Notes have been duly authorized by the Company and have been established in conformity with the provisions of the Indenture; and

    (c)    the Notes, when authenticated and delivered by the Trustee in accordance with the Indenture and the aforesaid Company Order and the Board Resolutions referred to therein, and executed and delivered by the Company as contemplated by and in accordance with such Company Order and duly paid for by the purchasers, will

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The Bank of New York Mellon Trust Company N.A.
May 22, 2024

have been duly issued under the Indenture and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

In rendering the opinions set forth in paragraphs (a), (b) and (c) above, (A) I have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for such opinions, and (B) in such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

I am a member of the Bar of the States of New York and Ohio and do not purport to be an expert on the laws of any jurisdiction other than the laws of the States of New York and Ohio and the Federal laws of the United States and, for purposes of this opinion only, the State of Delaware.

In accordance with Section 13.06 of the Indenture and in connection with the Company Order of even date herewith, for the authentication and delivery, pursuant to Sections 2.01 and 2.04 of the Indenture, of $500,000,000 aggregate principal amount of 5.45% Senior Notes, Series N, due 2029 and of $350,000,000 aggregate principal amount of 5.70% Senior Notes, Series O, due 2034, I advise you as follows:

        (1)    I have read the covenants and conditions contained in the Indenture with respect to compliance with which this opinion is given, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in the Company Order, and the definitions in the Indenture relating thereto;

        (2)    I have read (i) the Company Order and (ii) the Board Resolutions referred to therein;

        (3)    I have conferred with officers of the Company, have examined such records of the Company and have made such other investigation as I deemed relevant for purposes of this opinion; and

        (4)    In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not such covenants and conditions have been complied with.

The Bank of New York Mellon Trust Company N.A.
May 22, 2024

I am of the opinion that such conditions and covenants and all conditions precedent provided for in the Indenture (including any covenants compliance with which constitutes a condition precedent) relating to the action proposed to be taken by the Trustee as requested in the Company Order have been complied with.

WITNESS my hand as of this 22nd day of May, 2024.

/s/ William E. Johnson
William E. Johnson
Counsel for AEP Texas Inc.